As filed with the Securities and Exchange Commission on June 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MASTEC, INC.

(Exact name of registrant as specified in its charter)

Florida	65-0829355
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 S. Douglas Road, 12th Floor Coral Gables, Florida	33134
(Address of Principal Executive Offices)	(Zip Code)

MasTec, Inc. Amended and Restated 2013 Incentive Compensation Plan

(Full title of the plan)

Alberto de Cardenas, Esq.

Executive Vice President, General Counsel & Secretary

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(Name and address of agent for service)

(305) 599-1800

(Telephone number, including area code, of agent for service)

Copies to:

Ira N. Rosner, Esq.

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, FL 33131

(305) 789-7556

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.10 per share (for issuance under the MasTec, Inc. Amended and Restated 2013 Incentive Compensation Plan (the “ICP”)	1,150,000 Shares	$117.22	$134,803,000	$14,707.01

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.10 par value per share (“Common Stock”), of MasTec, Inc., a Florida corporation (the “Registrant”), that become issuable under the ICP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices per share of Common Stock reported by the New York Stock Exchange on June 2, 2021.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed for the purpose of registering an additional 1,150,000 shares of common stock, par value $0.10 per share (“Common Stock”), of MasTec, Inc., a Florida corporation (the “Company,” “we,” “us” or “our”), issuable pursuant to the MasTec, Inc. Amended and Restated 2013 Incentive Compensation Plan (the “Restated 2013 ICP”). The additional shares of Common Stock being registered pursuant to the Restated 2013 ICP are additional securities of the same class as the securities for which a registration statement (File No. 333-188974) on Form S-8 was filed with the United States Securities and Exchange Commission (the “Commission”) on May 31, 2013 and is effective (the “Prior Registration Statement”). The contents of the Prior Registration Statement are incorporated herein by reference in accordance with Instruction E to the General Instructions to Form S-8.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 25, 2021;

(b)	Definitive Proxy Statement for our 2021 Annual Meeting of Shareholders, filed with the Commission on April 7, 2021 and Definitive Additional Materials, filed with the Commission on May 13, 2021;

(c)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 6, 2021;

(d)	Current Report on Form 8-K, filed with the Commission on May 21, 2021; and

(e)

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (Commission File No. 001-08106) filed with the Commission on February 10, 1997 and any amendments to such Registration Statement filed subsequently thereto, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

As a corporation incorporated in the State of Florida, we are subject to the Florida Business Corporation Act, or the Florida Act. Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or failure to take any action as a director unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a circumstance under which the transaction at issue is one from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Indemnification by a Florida corporation of its directors and officers is generally governed by Sections 607.0850 through 607.0859 of the Florida Act, for which purposes, “director” or “officer” means an individual who is or was a director or officer of the corporation or is or was serving at the corporation’s request as a director or officer, manager, partner, trustee, employee or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or another enterprise or entity.

Under Section 607.0851, a corporation may indemnify an individual who is, was or threatened to be made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0851, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. In addition, upon application, a court of competent jurisdiction may order the corporation to indemnify or advance expenses notwithstanding that the director or officer did not meet certain standards of conduct or furnish certain undertakings if such court determines, among other things, that indemnification is fair and reasonable, but if the director or officer is adjudged liable, then such indemnification is limited to expenses incurred in connection with the proceeding.

Further, under Section 607.0852, the corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

Under Section 607.0858(1), the indemnification provided pursuant to Sections 607.0851 and 607.0852 and the advancement of expenses provided pursuant to Section 607.0853 are not exclusive, and a corporation may, by a provision in its articles of incorporation, bylaws or any agreement, or by vote of shareholders or disinterested directors, or otherwise, obligate itself in advance of the act or omission giving rise to a proceeding to provide any other or further indemnification or advancement of expenses to any of its directors or officers. However, indemnification under Section 607.0851 or Section 607.0858 or advancement of expenses under Section 607.0853 or Section 607.0858 shall not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director or officer derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 607.0857 provides that a corporation shall have the power to purchase and maintain insurance on behalf of directors and/or officers against liability asserted against or incurred by the individual in that capacity or arising from his or her status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under Chapter 607.

Notwithstanding anything to the contrary in the foregoing, Section 607.0858(6) provides that a corporation’s power to indemnify, advance expenses to or provide or maintain insurance on behalf of or for the benefit of an individual who is or was an employee or agent is not limited by Sections 607.0850 through 607.0859.

Our Amended and Restated Articles of Incorporation provide that we shall indemnify any director or former director to the fullest extent permitted by law. Our Amended and Restated Bylaws provide that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon our receipt of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification. Our Amended and Restated Bylaws also permit us to purchase and maintain insurance on behalf of our directors, officers, employees and agents and directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, serving as such at our request, against liabilities that they may incur in those capacities, whether or not we would have the power to indemnify them against such liabilities.

We have obtained primary and excess insurance policies insuring our directors and officers and our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers. In addition, we have individual indemnification agreements with our directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, it is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Composite Articles of Incorporation filed as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference herein (Commission File Number 001-08106).

4.2	Amended and Restated Bylaws of MasTec, Inc., filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on January 28, 2010 and incorporated by reference herein (Commission File Number 001-08106).

4.3	MasTec, Inc.’s Amended and Restated 2013 Incentive Compensation Plan, filed as Definitive Additional Proxy Materials on May 13, 2021 and incorporated by reference herein (Commission File Number 001-08106).

5.1	Opinion of Holland & Knight LLP

23.1	Consent of BDO USA, LLP

23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature pages hereto).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on June 8, 2021.

MASTEC, INC.

By:	/s/ Alberto de Cardenas
Name:	Alberto de Cardenas
Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Jose R. Mas, George L. Pita and Alberto de Cardenas his or her true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jorge Mas Jorge Mas	Chairman of the Board of Directors	June 8, 2021

/s/ José R. Mas José R. Mas	Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2021

/s/ George L. Pita George L. Pita	Chief Financial Officer (Principal Financial and Accounting Officer)	June 8, 2021

/s/ Ernst N. Csiszar Ernst N. Csiszar	Director	June 8, 2021

/s/ Robert J. Dwyer Robert J. Dwyer	Director	June 8, 2021

/s/ C. Robert Campbell C. Robert Campbell	Director	June 8, 2021

/s/ Julia L. Johnson Julia L. Johnson	Director	June 8, 2021

/s/ Javier Palomarez Javier Palomarez	Director	June 8, 2021